Exhibit 10.2

Appendix A

AMENDMENT NO. 1
to
2008 PROMISSORY NOTE

Maker:  Berg McAfee Companies, LLC
Payee:  Blast Energy Services, Inc.

Principal:  $1,120,000.00 Amendment Date:  January 5, 2011

This Amendment No. 1 to 2008 Promissory Note is by and between Berg McAfee Companies, LLC, a California limited liability company with a principal place of business at 20400 Stevens Creek Blvd., Suite 700, Cupertino, California 95014 (hereinafter, together with all subsequent holders of this Note, the "Maker") and Blast Energy Services, Inc. of 14550 Torrey Chase Blvd., Suite 330, Houston, TX  77014 (hereinafter, the "Payee" or the “Company”).

The Maker and the Payee previously entered into that certain promissory note dated February 27, 2008 (the "2008 Promissory Note") for the principal sum of $1,120,000.00 together with interest on the unpaid principal balance outstanding at an annual rate of eight percent (8%).

The parties hereby replace in their entirety the paragraphs restated below and thereby amend the 2008 Promissory Note as follows:

1.	Article I, Section 1.1: “Base Amount” shall mean a principal amount outstanding under the Note of $1,120,000.

2.	Article I, Section 1.1: “Maturity Date”, when used with respect to this Note, means February 27, 2013 (or such earlier date upon which this Note becomes due and payable under the terms hereof).

3.
Article II, Section 2.3:  Prepayments.  The Payee may prepay this Note, in whole or in part, without penalty or discount, upon thirty days prior written notice given to Holder pursuant to Section 5.5.  All payments made under this Note shall be applied first to interest, and the balance, if any, to principal.

4.
Article II, Section 2.5: Security This Note is secured by the collateral defined in the Security Agreement but subordinated as it relates to any form of security interest or financing of the drilling and completion of the Guijarral Hills development project and the payoff of the Sugar Valley Interest Note.

5.	Article II, Section 2.6 (new section): Conversion Rights. The holders of the Note shall have conversion rights as follows (the "Conversion Rights"):

(a)	Right to Convert.

(i)  A portion or all of the Note shall be convertible, at the option of the holder thereof with five days written notice to the Company, at any time at the office of the Company or any transfer agent for the common stock of the Company, into that number of fully-paid, non-assessable shares of Common Stock determined by dividing the dollar amount to be converted by the Conversion Price then in effect.

(ii)  In order to effect a conversion, the holder must provide the Company a written notice of conversion ("Notice of Conversion").   The “Conversion Price” shall initially be $0.08 per share, as adjusted for any Recapitalization.  "Recapitalization" shall mean any stock dividend, stock split, combination of shares, reorganization, recapitalization, reclassification or other similar event.

This Amendment No. 1 shall be governed by, construed and enforced according to the laws of the State of Texas.

IN WITNESS WHEREOF, the undersigned has executed this instrument as of the day and year first above written.

Maker:
Berg McAfee Companies, LLC

By:	/s/ Eric A. McAfee
Eric A. McAfee, President and Managing Member

Payee:
Blast Energy Services, Inc.

By:	/s/ Michael L. Peterson
Michael L. Peterson, Chief Executive Officer